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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement of Separate Account SPL-D of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 2, 1999, except for paragraph 2 of Note 12, which is as of March 19, 1999, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, which appears in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 3, 1999